Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Genesis HealthCare Corporation:
We consent to the use of our report dated June 29, 2007, with respect to the statements of net assets available for benefits of the Genesis HealthCare Corporation 401(K) Plan for Collective Bargaining Unit Employees as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of the Genesis HealthCare Corporation 401(K) Plan for Collective Bargaining Unit Employees.
Our report on the financial statements and related supplemental schedule contains an explanatory paragraph that states that Genesis HealthCare Corporation 401(K) Plan for Collective Bargaining Unit Employees adopted Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, as of December 31, 2006 and 2005.
/s/ KPMG LLP
Philadelphia, Pennsylvania
June 29, 2007